Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen New Jersey Dividend Advantage Municipal Fund 2
811-10551

The annual meeting of shareholders was held in the offices of Nuveen Investments on November 15, 2011; at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies. The meeting was subsequently adjourned to December 16, 2011, January 31, 2012, March 5, 2012 and to March 13, 2012.

Voting results are as follows:

<c> Common and Preferred Shares voting
together as a class
<c>  Preferred Shares
To approve the elimination of the
fundamental policies relating to the Funds ability to make loans.


   For
             4,115,931
             1,484,095
   Against
                317,774
                  98,868
   Abstain
                171,396
                  55,832
   Broker Non-Votes
             1,497,805
                945,002
      Total
             6,102,906
             2,583,797



To approve the new fundamental policy
relating to the Funds ability to make
loans.


   For
             4,130,313
             1,484,095
   Against
                301,018
                  98,868
   Abstain
                173,770
                  55,832
   Broker Non-Votes
             1,497,805
                945,002
      Total
             6,102,906
             2,583,797

Proxy materials are herein incorporated by reference to the SEC filing on October 14, 2011, under Conformed Submission Type DEF 14A, accession number 0000950123-11-090064.